SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-A/A
Amendment No. 2 to
Form 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

ASPECT MEDICAL SYSTEMS, INC.
(Exact name of registrant as specified in its charter)

Delaware	04-2985553

(State of incorporation or organization)	(I.R.S. Employer Identification No.)
One Upland Road
Norwood, Massachusetts 02062
(Address of principal executive offices) (Zip Code)
Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class	Name of each exchange on which
to be so registered	each class is to be registered

Common Stock (and associated Series A
Junior Participating Preferred Stock	NASDAQ Global Select Market
purchase rights), $.01 par value per share

     If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. ☑
     If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. ☐
     Securities Act registration statement file number to which this form relates (if applicable): Not applicable
Securities to be registered pursuant to Section 12(g) of the Act: None

AMENDMENT NO. 2 TO FORM 8-A
The undersigned Registrant hereby amends the following Items, exhibits or other portions of its Registration Statement on Form 8-A dated November 29, 2004, as amended by Amendment No. 1 dated May 23, 2005 as set forth in the pages attached hereto.
Item 1. Description of Registrant’s Securities to be Registered.
          Item 1 of the Form 8-A dated November 29, 2004, as amended by Amendment No. 1 dated May 23, 2005 (the “Form 8-A”) filed by Aspect Medical Systems, Inc. (the “Company”) is hereby amended as follows:
          On November 1, 2007, the Company amended its Rights Agreement, dated November 29, 2004, as amended on May 23, 2005, by and between the Company and Computershare Trust Company, N.A., formerly EquiServe Trust Company, N.A., as Rights Agent (the “Rights Agreement”) by entering into Amendment No. 2 to the Rights Agreement (the “Amendment”). Capitalized terms used herein but not otherwise defined shall have the meanings ascribed to them in the Rights Agreement.
          The Rights Agreement generally provides that an Acquiring Person (as defined in the Rights Agreement) shall mean any person, who or which, together with its affiliates and associates, directly or indirectly, becomes the Beneficial Owner (as defined in the Rights Agreement) of 17.5% or more of the shares of the Company’s Common Stock, $.01 par value per share (“Common Stock”), then outstanding, but shall not include, among other things, any Exempted Person (as defined in the Rights Agreement). Pursuant to the Amendment:
•	an Exempted Person shall mean any person that would be deemed an Acquiring Person solely as a result of being the Beneficial Owner of shares of Common Stock issuable, but not yet issued, upon conversion or exchange of the Company’s 2.50% Convertible Senior Notes due 2014 (the “Notes”), unless and until such time as such person, together with its affiliates and associates, directly or indirectly, becomes the beneficial owner of 21.0% or more of the shares of Common Stock then outstanding, in which event such person shall immediately cease to be an Exempted Person; and

•	the definition of Exempted Person has been amended to remove references to Boston Scientific Corporation, such that the percentage of Beneficial Ownership of the Common Stock held by Boston Scientific Corporation for purposes of determining whether it is an Acquiring Person shall be 17.5% and not 28.5%, as was previously the case.
          The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the Amendment, which is attached hereto as Exhibit 3 and is incorporated herein by reference.

Item 2. Exhibits.
          Item 2 of the Form 8-A is hereby amended by adding the following exhibit attached hereto:

EXHIBIT
NUMBER	DESCRIPTION

3	Amendment No. 2 to Rights Agreement, dated as of November 1, 2007, between Aspect Medical Systems, Inc. and Computershare Trust Company, N.A. (incorporated herein by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on November 5, 2007)

SIGNATURE
Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this Amendment No. 2 to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.
Date: November 7, 2007

ASPECT MEDICAL SYSTEMS, INC.
By:	/s/ Nassib G. Chamoun
Name:	Nassib G. Chamoun
Title:	President and Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description

3	Amendment No. 2 to Rights Agreement, dated as of November 1, 2007, between Aspect Medical Systems, Inc. and Computershare Trust Company, N.A. (incorporated herein by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on November 5, 2007)